Schedule 3.8

Form of Resignation

June 20, 2007

Family Healthcare Solutions, Inc.
Via Simon Bolivar Edificio El Congrejo, Officina 22
Panama 0818-0031

Re:          Family Healthcare Solutions, Inc.
Resignation Letter

Dear Sir/Madam:

This letter hereby serves as my notification to Family Healthcare Solutions, Inc. (the “Company”) of my resignation from the Company, effective as of the date which is 10 calendar days following the mailing of an Information Statement on Schedule 14f-1 relating to the transaction (the “Transaction”) with the FHCS shareholders listed on Schedule 3.3 of the Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”); Mega Media Group, Inc., a New York Corporation, the Mega Media shareholders and note holders listed on Schedule 3.2 of the Exchange Agreement, from my positions as Sole Officer and Director.  This resignation is not due to a disagreement with the Company on any matter relating to the Company's operations, policies or practices and is in connection with the Transaction.

Very truly yours,

/s/  Teodor F. Franco
Teodoro F. Franco